Exhibit 99.1
NBC Universal, Inc. to Maintain Common Stock in ShopNBC
Minneapolis, MN — June 24, 2010 — ShopNBC (NASDAQ: VVTV), the premium lifestyle brand in multi-media retailing, today announced that NBC Universal, Inc. has decided not to pursue its offering of 6,452,194 common shares in the company at this time due to prevailing prices. A shelf registration statement relating to these securities was previously filed and declared effective by the Securities and Exchange Commission.
NBC Universal Inc. is one of the company’s largest shareholders.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful.
About ShopNBC
ShopNBC is a multi-media retailer operating with a premium lifestyle brand. Over 1 million customers benefit from ShopNBC as an authority and destination in the categories of home, electronics, beauty, health, fitness, fashion, jewelry and watches. As part of the company’s “ShopNBC Anywhere” initiative, customers can interact and shop via cable and satellite TV in 76 million homes (DISH Network channels 134 and 228; DIRECTV channel 316); mobile devices including iPhone, BlackBerry and Droid; online at www.ShopNBC.com; live streaming at www.ShopNBC.TV; and social networking sites Facebook, Twitter and YouTube. ShopNBC is owned and operated by ValueVision Media (NASDAQ: VVTV).

Contact Info:
ShopNBC
Media Relations
Anthony Giombetti
612 308 1190
agiombetti@shopnbc.com
NBC Universal
Kathy Kelly-Brown
kathy.kelly-brown@nbcuni.com
(212) 664-3457